Exhibit 99.1

COLONY CAPITAL ANNOUNCES

THIRD QUARTER 2015 FINANCIAL RESULTS

Los Angeles, CA, November 5, 2015 – Colony Capital, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the third quarter ended September 30, 2015 and declared an increased dividend of $0.40 per share of Class A and Class B common stock for the fourth quarter of 2015.

Third Quarter 2015 Highlights

•	Funds from operations (FFO) of $72.2 million, or $0.54 per basic share; Core funds from operations (Core FFO) of $73.0 million, or $0.54 per basic share.

•	Declared and paid a third quarter dividend of $0.38 per share of Class A and Class B common stock.

•

Invested and agreed to invest approximately $410 million composed of $303 million in 12 loan originations and $107 million in three equity investments. The Company plans to finance a majority of the loan originations resulting in combined levered interests expected to yield in excess of 12% on a blended basis. The Company also plans to obtain investment-level, non-recourse financing on certain equity investments.

•

Colony American Homes (“CAH”), approximately 23.3% owned by the Company, and Starwood Waypoint Residential Trust (“SWAY”) entered into a definitive merger agreement to combine the two companies in a stock-for-stock transaction expected to close in the first quarter of 2016 subject to approval of SWAY shareholders and other customary closing conditions. Under the agreement, the Company will receive approximately 15.1 million shares of SWAY representing 13.8% of the combined company. The transaction will exclude CAH’s Colony American Finance business unit which had a book value of $244 million as of September 30, 2015. Prior to the merger announcement, the Company received $77 million for its pro rata share of a special and regular way dividend distributed by CAH in the third quarter.

•

Completed a non-recourse, securitized financing transaction in the Transitional CRE Lending Platform totaling $340 million of gross proceeds with a weighted average coupon of LIBOR plus 2.36%. The Company’s retained interests of $137 million yield a blended rate of LIBOR plus 11.5% before fees and expenses.

•

The Company increased commitments by $155 million under its revolving credit facility resulting in total commitments of $800 million. In addition, the Transitional CRE Lending Platform increased commitments under its warehouse facility by $100 million resulting in total warehouse capacity of $400 million.

•

Subsequent to quarter end, the Company invested and agreed to invest approximately $560 million composed of $53 million in a loan origination, $8 million in a loan acquisition and $499 million in two real estate equity acquisitions.

Third Quarter 2015 Financial Results

For the third quarter of 2015, the Company reported total income of $263.0 million and net income attributable to common stockholders of $37.2 million, or $0.33 per basic share.

Funds from operations (FFO) and core funds from operations (Core FFO), were $72.2 million, or $0.54 per basic share and $73.0 million, or $0.54 per basic share, respectively, for the third quarter of 2015. For more information and a reconciliation of net income attributable to common stockholders to FFO and Core FFO, please refer to the descriptions and tables at the end of this press release.

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
(In thousands, except per share data)	Amount	Per Basic Share or Unit	Amount	Per Basic Share or Unit
Core FFO attributable to common interests in Operating Company	$72,968	$0.54	$54,597	$0.52
FFO attributable to common interests in Operating Company	72,162	0.54	45,068	0.43
Net income attributable to common interests in Operating Company	44,403	0.33	31,982	0.30
Net income attributable to common stockholders	37,203	0.33	31,982	0.30

“We are extremely pleased with our third quarter performance,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “Substantial progress is being made in connection with demonstrating the efficacy of our new business model. A barbell strategy of generating superior growth from our investment management business while simultaneously owning quality real estate equity assets will serve as a foundation to our earnings stability and go-forward enterprise value. At the same time, outstanding investment portfolio results, primarily from debt resolutions and repayments, will continue to provide liquidity for sponsoring the next generation of legacy funds and new programs.”

Third Quarter 2015 Operating Results and Investment Activity by Segment

The Company holds investment interests in five reportable segments: three equity segments composed of the Colony Light Industrial Platform (“CLIP”), Single Family Residential Rental and Other Equity, a debt segment and an investment management segment.

Equity: Colony Light Industrial Platform

The Company’s investment in CLIP represents a 62% interest in a portfolio of light industrial properties and 100% interest in the related operating platform. CLIP primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting superior risk-adjusted returns. Light industrial properties are typically defined as buildings of less than 250,000 square feet and an office buildout of less than 20%. As of September 30, 2015, CLIP’s portfolio consisted of 318 primarily light industrial assets comprising 33.8 million square feet across 16 major U.S. markets and was 91% leased.

During the third quarter, CLIP acquired seven light industrial buildings totaling 699,000 square feet for $57 million and disposed of four non-core buildings totaling 319,000 square feet for $14 million. Further, CLIP refinanced $151 million of short-term floating rate bridge debt with $166 million of ten-year, interest-only, fixed rate debt with a 3.8% coupon on assets the Company intends to hold longer term. Over time, the Company expects to term out additional floating rate acquisition debt with longer term, fixed rate debt. CLIP also closed on a $100 million revolving acquisition credit facility in the third quarter. As of September 30, 2015, total assets in this segment were $1.9 billion.

Subsequent to the end of the quarter, CLIP acquired one light industrial building totaling 130,000 square feet for $10 million and disposed of two non-core buildings totaling 154,000 square feet for $3 million. CLIP currently has $232 million of uncalled capital commitments of which $87 million is from third-parties and the balance is from the Company and has $83 million undrawn on its acquisition facility to pursue additional acquisitions.

Equity: Single-Family Residential Rentals

The Company’s investment in single-family residential rental homes represents a 23.3% interest in CAH which is reported under the equity method. CAH is a market leader in the acquisition, ownership, renovation, leasing and management of single-family residential homes in the United States and owns and manages approximately 19,000 homes in eleven states. As of September 30, 2015, overall portfolio occupancy was 94%, consistent with occupancy as of June 30, 2015. During the third quarter, average rent growth on lease renewals was 5.2% while the retention rate of tenants with expiring leases was 76%.

As of September 30, 2015, the Company had invested $550 million in CAH and received approximately $107 million in cumulative distributions, of which $77 million was its share of a $332 million special dividend and inaugural regular-way quarterly dividend for the second quarter paid by CAH in the third quarter. CAH increased its regular-way dividend for the third quarter of 2015 by 67% to $12.1 million, of which the Company’s share was $2.8 million, representing an approximate annualized dividend yield of 2.4% on the Company’s cost basis adjusted for the special dividend. Total assets of CAH were $4.2 billion as of September 30, 2015. As of September 30, 2015, the Company’s investment in CAH had a carrying value of $406 million reflecting its 23.3% ownership interest.

During the quarter, CAH and SWAY announced the signing of a definitive merger agreement to combine the two companies in a stock-for-stock transaction. The combined internally managed company is expected to own and manage over 30,000 homes and have an aggregate asset value of $7.7 billion at the closing of the transaction. The merger is expected to achieve estimated annualized cost synergies of $40 million to $50 million. Under the agreement, the CAH shareholders will receive an aggregate 64,869,583 SWAY shares in exchange for all shares of CAH. Upon completion of the transaction, existing SWAY shareholders and the former owner of the SWAY manager will own approximately 41% of the combined company’s shares, while former CAH shareholders will own approximately 59% of the combined company’s shares. The share allocation was determined based on each company’s net asset value and is not subject to adjustment. Based on the Company’s interest in CAH, the Company’s pro rata ownership interest of the combined company at closing is expected to be approximately 13.8%, or 15.1 million shares of SWAY. The combined company’s shares will continue to trade on the New York Stock Exchange under the new ticker symbol “SFR”. The transaction has been approved by the boards of both SWAY and CAH and is expected to close in the first quarter 2016, subject to approval of SWAY shareholders and customary closing conditions. Thomas J. Barrack, Jr., Executive Chairman of Colony Capital, Inc., and Barry Sternlicht, Chief Executive Officer and Chairman of Starwood Capital Group, will serve as non-executive Co-Chairmen of SFR’s Board of Trustees. Fred Tuomi, President and Chief Operating Officer of CAH, will serve as CEO. SFR’s corporate and operational headquarters will be in Scottsdale, Arizona.

CAH continues to focus on the growth and development of Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. CAF is excluded from the proposed SWAY merger and had a book value of $244 million as of September 30, 2015. CAF has raised $113 million of private equity with associated management fees and carried interest that inures to the benefit of CAH. CAF has cumulatively closed approximately $1.1 billion of loans as of October 31, 2015 and closed on its first securitization in October 2015 involving 69 loans totaling $252 million of UPB selling $224 million of matched-term, non-recourse senior bonds with a weighted average coupon of 3.5%. CAF’s retained interests yield a blended rate of approximately 20% before fees and expenses.

Equity: Other Real Estate Equity Investments

The Company’s investment in other real estate equity includes triple net lease investments, real estate acquired in settlement of loans, common equity in real estate or related companies, and certain preferred equity investments with profit participation meeting certain risk and return profiles. Since the completion of the combination transaction with Colony Capital, LLC in April 2015, most of our investment activity in this segment is focused on buying assets that will be contributed to various Company-sponsored funds and vehicles. During the third quarter, the Company committed to invest $35 million in a triple-net sale-leaseback transaction in France involving an investment grade-rated life insurance company tenant. Total assets in this segment were $1.7 billion as of September 30, 2015.

Subsequent to quarter end, the Company agreed to invest approximately $489 million in a REO portfolio of retail, office and industrial assets in the U.K.

In January 2015, the Company invested $50 million for an indirect interest in AB Acquisition LLC, doing business as the Albertsons Companies, and represents an approximate 2.17% ownership interest in AB Acquisition, LLC, which would have equated to approximately 8.45 million post-IPO shares in the Albertsons Companies pursuant to the preliminary prospectus dated October 2, 2015. Subsequent to the end of the third quarter, AB Acquisition LLC postponed the IPO citing unfavorable market conditions.

Real Estate Debt

The Company’s investment in real estate debt includes originations and acquisitions of senior loans and subordinated debt including preferred equity meeting certain risk and fixed return parameters. During the third quarter, the Company originated $303 million across 12 loans within the Company’s Transitional CRE Lending Platform, which it plans to finance through the securitization market resulting in levered interests expected to yield in excess of 12% on a blended basis. Within this Platform, the Company completed its third securitization transaction on 20 loans totaling $478 million of UPB and sold $340 million of matched-term, non-recourse senior bonds with a weighted average coupon of LIBOR plus 2.36%. The Company’s retained interests of $137 million yield a blended rate of LIBOR plus 11.5% before fees and expenses. Total assets in this segment were $4.7 billion as of September 30, 2015.

Subsequent to quarter end, the Company invested and agreed to invest $53 million in a loan origination and $8 million in a loan acquisition and the Company’s Transitional CRE Lending Platform increased the size of one of its warehouse facilities by $100 million bringing total facility commitments to $400 million.

Real Estate Investment Management

The Company’s real estate investment management segment includes the business and operations of managing Company-sponsored funds and other investment vehicles for third-party investors. As of September 30, 2015, the Company had $18.4 billion of AUM and $8.9 billion of FEEUM compared to $18.7 billion of AUM and $9.0 billion of FEEUM as of June 30, 2015. AUM and FEEUM decreased as a result of the realizations of certain investments in excess of additions to AUM and FEEUM.

The Company is currently considering potential capital raising opportunities in Europe, which may include investment vehicles through publicly listed entities, private funds or separate accounts. The Company may invest substantial amounts of its own capital in any such vehicle (which may include the contribution of certain assets), and the Company may receive asset and incentive management fees from such vehicles. Any such vehicle could also potentially be given priority access to certain deals sourced by the Company in Europe, which could limit the Company’s ability to make future investments in Europe for these types of investments other than through such vehicle. There can be no assurances that the Company will complete any such transactions or make any such investment.

Common and Preferred Stock Dividends

On November 4, 2015, the Company’s Board of Directors declared (i) an increased dividend of $0.40 per share of Class A and Class B common stock for the fourth quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending January 15, 2016, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending January 15, 2016, and (iv) a cash dividend of $0.4453 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending January 15, 2016. All dividends will be paid on January 15, 2016 to respective stockholders of record on December 31, 2015.

On August 5, 2015, the Company’s Board of Directors declared (i) a dividend of $0.38 per share of Class A and Class B common stock for the third quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending October 15, 2015, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending October 15, 2015, and (iv) a cash dividend of $0.4453 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending October 15, 2015. All dividends were paid on October 15, 2015 to respective stockholders of record on September 30, 2015.

Common Shares and Operating Company (“OP”) Units

As of November 4, 2015, the Company had 112.2 million Class A and B common shares outstanding and the Operating Company had 134.0 million common OP units outstanding.

Non-GAAP Financial Measures

The Company presents non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found at the end of this press release.

Conference Call

Colony Capital, Inc. will conduct a conference call to discuss the results on Thursday, November 5, 2015, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13621380. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning November 5, 2015 at 10:00 a.m. PT / 1:00 p.m. ET, through November 12, 2015, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 13621380. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at www.colonyinc.com. A webcast of the call will be available for 90 days on the Company’s website.

About Colony Capital, Inc.

Colony Capital, Inc. is a leading global real estate and investment management firm headquartered in Los Angeles, California with 14 offices in 10 countries and more than 300 employees. Prior to its combination with Colony Financial, Inc. in 2015, Colony Capital, LLC sponsored $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. The Company targets attractive risk-adjusted investment returns and its portfolio is primarily composed of: (i) general partner interests in Company-sponsored private equity funds and vehicles; (ii) real estate equity; and (iii) real estate and real estate-related debt. The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 11, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 10, 2015, as amended by Amendment No.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 14, 2015, and other risks described in documents subsequently filed by the Company from time to time in the future with the SEC.

Investor Contact:

Colony Capital, Inc.

Darren Tangen

Executive Director and Chief Financial Officer

310-552-7230

or

Addo Communications, Inc.

Lasse Glassen, 310-829-5400

lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2015 (Unaudited)	December 31, 2014
ASSETS
Cash	$307,963	$141,936
Loans receivable, net	4,048,649	2,131,134
Real estate assets, net
Held for investment	2,686,402	1,643,997
Held for sale	355,645	—
Investments in unconsolidated joint ventures	923,712	1,646,977
Goodwill	685,068	20,000
Deferred leasing costs and intangible assets, net	279,521	106,060
Due from affiliates	17,907	—
Other assets	399,743	181,744

Total assets	$9,704,610	$5,871,848

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$357,500	$164,000
Accrued and other liabilities	356,639	128,119
Due to affiliates—contingent consideration	53,740	—
Due to affiliates—other	—	12,236
Dividends and distributions payable	63,017	47,537
Debt	2,892,788	1,979,665
Convertible senior notes	604,274	604,498

Total liabilities	4,327,958	2,936,055

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock	250	135
Common stock	1,123	1,096
Additional paid-in capital	2,993,269	2,512,743
Distributions in excess of earnings	(105,127)	(68,003)
Accumulated other comprehensive loss	(12,645)	(28,491)

Total stockholders’ equity	2,876,870	2,417,480
Noncontrolling interests in investment entities	2,063,654	518,313
Noncontrolling interests in Operating Company	436,128	—

Total equity	5,376,652	2,935,793

Total liabilities and equity	$9,704,610	$5,871,848

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income
Interest income	$142,269	$62,849	$289,676	149,914
Property operating income	86,435	4,323	213,458	10,819
Equity in income of unconsolidated joint ventures	6,879	9,263	44,184	53,016
Fee income	23,070	—	45,068	—
Other income	4,325	847	8,108	1,303

Total income	262,978	77,282	600,494	215,052

Expenses
Management fees	—	10,717	15,062	31,367
Investment and servicing expenses	6,804	1,500	15,383	4,129
Transaction costs	254	1,859	18,152	7,442
Interest expense	38,027	12,431	95,544	32,080
Property operating expenses	35,615	1,052	85,531	2,743
Depreciation and amortization	42,656	1,592	101,609	4,097
Provision for loan losses	26,495	—	30,937	—
Impairment of real estate assets	317	—	767	—
Compensation expense	25,734	499	54,993	1,484
Administrative expenses	11,154	2,186	26,731	6,367

Total expenses	187,056	31,836	444,709	89,709

Gain on sale of real estate assets, net	5,732	—	6,472	—
Gain on remeasurement of consolidated investment entities, net	—	—	41,486	—
Other (loss) gain, net	(6,491)	37	(8,282)	1,238

Income before income taxes	75,163	45,483	195,461	126,581
Income tax benefit	3,598	2,464	2,599	2,218

Net income	78,761	47,947	198,060	128,799
Net income attributable to noncontrolling interests:
Investment entities	22,264	8,993	62,580	30,466
Operating Company	7,200	—	16,338	—

Net income attributable to Colony Capital, Inc.	49,297	38,954	119,142	98,333
Preferred dividends	12,094	6,972	30,476	17,898

Net income attributable to common stockholders	$37,203	$31,982	$88,666	$80,435

Net income per common share:
Basic	$0.33	$0.30	$0.79	$0.86

Diluted	$0.32	$0.30	$0.79	$0.85

Weighted average number of common shares outstanding:
Basic	111,443	104,810	110,758	92,566

Diluted	136,138	121,029	126,976	103,563

Dividends declared per common share	$0.38	$0.36	$1.12	$1.07

COLONY CAPITAL, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

We calculate funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

We compute core funds from operations (“Core FFO”) by adjusting FFO for the following items, including our share of these items recognized by our unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate, net of depreciation and amortization previously adjusted for FFO; (ii) stock compensation expense; (iii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iv) amortization of acquired above- and below-market lease values; (v) amortization of deferred financing costs and debt premiums and discounts; (vi) unrealized fair value gains or losses on derivative instruments and on foreign currency remeasurements; (vii) acquisition-related expenses, merger and integration costs; (viii) amortization of finite-lived intangibles related to investment management contracts and customer relationships; (ix) gain on remeasurement of consolidated investment entities, net of deferred tax liability, and the effect of amortization thereof; (x) non-real estate depreciation and amortization; and (xi) change in fair value of contingent consideration.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. Our calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

Funds from Operations and Core Funds from Operations

	Three Months Ended September 30,
(In thousands, except per share data)	2015	2014
Net income attributable to common stockholders	$37,203	$31,982
Adjustments for FFO attributable to common interests in Operating Company:
Net income attributable to noncontrolling common interests in Operating Company	7,200	—
Real estate depreciation and amortization	43,781	9,726
Impairment of real estate	459	3,634
Gain on sales of real estate	(5,627)	(265)
Less: Adjustments attributable to noncontrolling interests in investment entities	(10,854)	(9)

FFO attributable to common interests in Operating Company and common stockholders	$72,162	$45,068

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gain on sales of real estate, net of depreciation and amortization previously adjusted for FFO	4,387	101
Noncash equity compensation expense	2,511	1,921
Straight-line rent revenue	(2,940)	(200)
Gain on change in fair value of contingent consideration	(16,900)	—
Amortization of acquired above- and below-market lease intangibles, net	169	—
Amortization of deferred financing costs and debt premiums and discounts	8,338	3,017
Unrealized loss (gain) on derivatives	1,552	(1,189)
Acquisition-related expenses	825	5,945
Amortization of investment management intangibles	5,614	—
Non-real estate depreciation and amortization	1,044	—
Amortization of gain on remeasurement of consolidated investment entities, net	12,715	—
Less: Adjustments attributable to noncontrolling interests in investment entities	(16,509)	(66)

Core FFO attributable to common interests in Operating Company and common stockholders	$72,968	$54,597

FFO per common share / common OP Unit (1)	$0.54	$0.43

FFO per common share / common OP Unit—Diluted (1)(2)	$0.50	$0.40

Core FFO per common share / common OP Unit (1)	$0.54	$0.52

Core FFO per common share / common OP Unit—Diluted (1)(2)	$0.50	$0.47

Weighted average number of common shares used for FFO and Core FFO per common share and OP Unit (1)	134,009	105,498

Weighted average number of common shares outstanding used for FFO and Core FFO per common share and OP Unit—Diluted (1)(2)	158,704	130,193

(1)	Calculated based on weighted average shares outstanding including participating securities (nonvested shares) and assuming the exchange of all common OP units outstanding for common shares.
(2)

For the three months ended September 30, 2014, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $2.6 million of interest expense associated with convertible senior notes and 8,476,400 weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. The effect of the assumed conversion for the stated period was antidilutive to net income per common share but dilutive to FFO and Core FFO per common share.